EXHIBIT 99.1

Allscripts Names Melinda D. Whittington Chief Financial Officer

Senior Financial Executive from Kraft Heinz to Join Allscripts

CHICAGO – February 2, 2016 – Allscripts Healthcare Solutions, Inc. (Nasdaq:MDRX), a global leader in healthcare information technology solutions, announced Melinda D. Whittington has joined the Company as Senior Vice President – Finance and will become the Chief Financial Officer of the Company effective on the first business day after the Company files its annual report on Form 10-K for the 2015 fiscal year by March 1.  Ms. Whittington most recently served as Senior Vice President, Corporate Controller and Chief Accounting Officer of The Kraft Heinz Company and brings over 25 years of public accounting and senior financial expertise to Allscripts.

Ms. Whittington will oversee all of Allscripts finance functions including controllership, tax, internal audit, financial planning and analysis, treasury, and investor relations.  She will report to Allscripts Chief Executive Officer, Paul Black, and will be located at the Company’s Chicago Headquarters.

As announced October 7, 2015, Allscripts current Chief Financial Officer, Rick Poulton, was promoted to President.  Mr. Poulton will cease serving as the Company’s Chief Financial Officer and transition those responsibilities to Ms. Whittington after the Company releases results for the fourth quarter and year on February 18th and after the Company files its 2015 annual report.

"We are delighted to welcome Melinda, an exceptionally talented financial executive, to assume the CFO position at Allscripts," said Black. "She brings a rare combination of exceptional technical controllership expertise and operational finance experience with proven global leadership skills.  Her experience in large companies, in a variety of finance and accounting leadership roles, impeccable professional reputation and record of achievement makes her the right person to help drive Allscripts future growth." Black continued, “I’m particularly thankful for the stellar job Rick Poulton has done as CFO over the past 3-plus years, and I look forward to continuing to work closely with Rick as he now focuses solely on his President duties.”

Ms. Whittington joined Kraft Foods Group, Inc. in January 2014, after a highly successful 20-year career with Procter & Gamble.   Her span of leadership responsibilities have included Corporate Controllership and Financial Planning & Analysis at Kraft, including leadership through Kraft’s merger with Heinz in 2015.

During Ms. Whittington’s 20-year tenure with Procter & Gamble, she served as Finance Director of the multi-billion dollar Global Home Products business and previously, the North America Home Care and Global Surface Care Brand franchise.  Prior to this she held a variety of other senior finance positions at Procter & Gamble, including international assignments in Belgium and Costa Rica.

"I am thrilled to serve as Allscripts new Chief Financial Officer,” said Whittington.   “I cannot think of a more exciting company in a more dynamic industry at a more compelling

EXHIBIT 99.1

time.  Healthcare is a growth industry and Allscripts plays a critical role, helping providers and consumers around the globe to digitalize, connect and engage in healthcare.  I look forward to working with Paul, Rick and the rest of the leadership team to build on the great work done over the past three years.”

Melinda Whittington is a certified public accountant and graduated summa cum laude from The Ohio State University with a B.S.B.A. degree in accounting.  She began her finance career at the Financial Accounting Standards Board and also worked at KPMG.

About Allscripts

Allscripts (NASDAQ: MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

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© 2016 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.

Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

For more information contact:

Investors:

Seth Frank

312-506-1213

seth.frank@allscripts.com

Media:

Concetta DiFranco

312-447-2466

concetta.difranco@allscripts.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements regarding future events or developments, our future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future are forward-looking statements with the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. As a result, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. See our Annual Report on Form 10-K for 2014 and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our business. The statements herein speak only as of their date and we undertake no duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations.